December 29, 2014



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4720

Ladies and Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated December 29, 2014, of Martin Currie Business Trust and are in agreement with the statements made therein. We have no basis to agree or disagree with other statements of the registrant therein.


	/s/ ERNST & YOUNG LLP